Exhibit 10.1

This agreement (the “Agreement”), dated as of September 17, 2019, by and between Zander Therapeutics, Inc., a Nevada corporation, with headquarters located at 4700 Spring Street, Suite 304, La Mesa, CA 91942 (“Zander”) and Klinton A. Klaas, a Minnesota resident located at 9927 Park Crossing, Woodbury, MN 55125 (“Klaas”).

WHEREAS Zander is desirous of entering into an agreement with MASS EQUITY VENTURES LLC (“MEV”), a Massachusetts Limited Liability Company with its address at 800 Boylston Street, 16th Floor, Boston, MA 02199, whereby MEV would provide cash financing to Zander in the amount of $60,000,000 US (“MEV Transaction”)

WHEREAS as a condition of the MEV transaction Zander would be required to pay a fee to MEV of $750,000 US( “MEV Fee”).

THEREFORE, it is agreed as follows:

5.	On or before October 25, 2019 Klaas shall loan Zander the amount of $4,000,000 US.
6.	Zander shall use the loan to pay the MEV Fee and for working capital.
7.	In the event the funds are not utilized to pay the MEV Fee on or before November 1, 2019 the full amount of the loan shall be returned to Klaas.
8.	In the event that:
(c)	Zander utilizes a portion of the loan to pay the MEV Fee and
(d)	the MEV Transaction results in an initial advance being received by Zander from MEV in excess of $12,000,000 US on or before December 1, 2019, then within three days from actual receipt by Zander of the initial advance by MEV, Zander shall:
III.	Repay the loan amount of $4,000,000 US to Klaas.
IV.	Pay consideration to Klaas of an additional $1,200,000 US.

9.	Zander represents to Klaas that:

a) Zander is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Zander does not and shall not constitute Zander’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which Zander is a party, or by which Zander is or may be bound.

10.	Klaas represents to Zander that:

a) Klaas is a resident of Minnesota and has the requisite power and authority to enter into and perform his obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Klaas does not and shall not constitute Klaas’ breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which Klaas is a party, or by which Klaas is or may be bound.

11.	Each party hereto shall bear its own costs in connection with this Agreement and its subject matter, whether such costs were incurred before or after the date of this Agreement.
12.	If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the Parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties hereto.
13.	This Agreement constitutes a final written expression of all the terms of the Agreement between the Parties hereto regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous Agreements, understandings, and representations between the Parties. hereto This Agreement may be altered or modified only in writing signed by the Parties hereto.
14.	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Minnesota for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 17th day of September, 2019.

Zander Therapeutics, Inc.	Klinton A. Klaas

/s/ Todd S. Caven	/s/ KAK

By:	By:
Name: Todd S. Caven	Name: Klinton A. Klaas
Its: Chief Financial Officer

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